Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Miromatrix Medical Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Feel Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	457(c) and 457(h)	1,200,000 shares (2)	$3.32	(4)	$3,984,000	0.0001102	$439.04
Equity	Common Stock, par value $0.00001 per share	457(c) and 457(h)	400,000 shares (3)	$3.32	(4)	$1,328,000	0.0001102	$146.35
Total Offering Amounts						$5,312,000		$585.39
Total Fees Previously Paid								-
Total Fee Offset								-
Net Fee Due								$585.39

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of the Registrant’s common stock, $0.00001 par value per share (the “Common Stock”), to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Represents an increase to the number of shares of Common Stock reserved for issuance for future awards under the Miromatrix Medical Inc. 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to the 2021 Plan’s evergreen provision.
(3)	Represents an increase to the number of shares of Common Stock reserved for issuance for future awards under the Miromatrix Medical Inc. Employee Stock Purchase Plan (the “ESPP”) pursuant to the ESPP’s evergreen provision.
(4)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee, on the basis of $3.32 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on January 10, 2023, which date is within five business days prior to filing this registration statement.